Exhibit 10.42

CONTRACT FOR THE SALE OF INDUSTRIAL AND MINERAL PRODUCTS

Serial number: QBWZ/JL-020

Contract No.: Material company 2008-49-17.2-10-30

Seller: Nanjing Recon Technology Co., Ltd.	Signing site: Ge’ermu

Buyer: PetroChina Qinghai Oilfield Co., Ltd.	Signing date: 11/24/2008

1. Description of the goods

Name	Specification	Unit	Quantity	Unit Price (RMB)	Total value	Delivery date
Oil-well remote Unit	1#, 2#, 3#,5# Gas-collection Station	Per well	71	38,391.10	2,725,768.10	Within one week after the subscription of this contract

Planned 17.2-10-10
TOTAL SUM: 2,725,768.10

2. Quality Standard: See the Technical Agreement

3. Terms of Seller’s obligations: Execute 3-guarantees (repair, replacement and refund) and the producing standards. One year quality guarantee period.

4. Packing standard, provision and draw-back of the wrappage: Comply with the General Technical Terms of Mechanical and Electric Products. The wrappage would not drawn-back and there is no extra expenses.

5. Additional necessaries, accessories, quantity of tools and the provision-measure: Product Certifications and Quality Certifications will be provided.

6. Reasonable standard of impairment and method of calculation: Make payment for the actually arriving and inspecting goods.

7. ownership of subject matter will be transferred to the Buyer the goods arrive. For any reason the Buyer fail to act the right as the payer, the ownership of the goods shall remain to the Seller.

8. Delivery manner and location: Seller shall delivery goods to the Central Material Warehouse of Qinghai Oilfield Sebei Gas-field

9. Manner of transportation, destination and carriage: Motor vehicle transportation; Destination: Qinghai Ge’ermu Sebei Gas-field; Transporation fees and other charges shall be paid by the seller.

10. Inspection standard, method, site and time limit: Exercise the contract requirement as indicated in section 2, 4 of this agreement

11. Installation and Adjustment of the complete-equipment: NA

12. Method of payment, time and location : 90% out of total payment will be paid after the installation and testing for the equipments, 10% payment will remain for one year as quality guarantee deposit (no interest)

13. Method of Guarantee (A Guarantee Agreement can be included if for any necessary):

14. Terms of Breach of contract:

15. Liability for breach of contract: If the quality of the goods does not meet the provisions of the contract, the buyer has the right to return the goods, and all the losses caused by that shall be paid by the seller.

16. Settlement of dissension: The parties should settle any disagreement under the contract through negotiation. If the parties fail to reach agreement through negotiation, one of the following ways may be used:

1)	Submit the case to arbitration commission to mediate.

2)	Engage in legal proceedings at the buyer’s Local People’s court.

17. This contract will come into effect on the signing date, thereafter.

18. Other engagements: 1) This contract is quadruplicate, the seller holds one copy and the buyer holds another three copies. 2) The seller shall issue the Value-added tax invoice in compliance with the related state provisions. 3) The goods provided by the seller shall meet the request of the department and the relevant requests of the QHSE System.

19. Both parties should follow the principle of “equality and mutual benefit, be honesty and trustworthy”

SELLER	BUYER
Seller: Nanjing Recon Technology Co., Ltd	Buyer: PetroChina Qinghai Oilfield Co., Ltd.

Location: 1402 room, 123#, Jiqing Road, Qinhuai district, Nanjing City	Location: Mangya, Qinghai Province

Legal representative:	Legal representative:

Entrusting agent:	Entrusting agent:

Deposit bank: [ ]	Deposit bank: [ ]

Account number: [ ]	Account number: [ ]

Tax number: [ ]	Tax number: [ ]

Postal code:	Postal code: 816000

Phone number: [ ]	Phone number: [ ]

Fax number: [ ]	Fax number: [ ]